FIRST CHESTER COUNTY CORPORATION ANNOUNCES
              EARNINGS INCREASE OF 31.8% FOR THE FIRST QUARTER 2000


         (April 14, 2000--West Chester, PA) - Charles E. Swope, Chairman of the Board, President, and CEO of the First National Bank of Chester County, subsidiary of First Chester County Corporation, announced that net income for the quarter ended March 31, 2000 was $1.431 million, an increase of 31.8% compared to 1999's first quarter net income of $1.086 million. On a per share basis, basic net income per share increased 33.3% to $0.32 from $0.24 for the same period last year. Mr. Swope also announced an increase in Financial Management Services ("FMS") assets of 4.9% to $430.0 million and a 25.0% increase in FMS related revenues to $785.8 compared to the first quarter of 1999. Bank assets on March 31, 2000, were $520.0 million, an increase of $43.2 million or 9.1% compared to $476.8 million at March 31, 1999.

         For the period ending March 31, 2000, income for the Leasing Department was $810 thousand, an increase of $164 thousand or 25.3% over the same period in 1999. The Leasing Department's net outstandings were $35.7 million, an increase of $9.0 million or 33.7% compared to $26.7 million on March 31, 1999. This Department has experienced outstanding growth since its inception in 1988.

         Over 1,000 customers are now signed up for First National's free Internet banking service "NetTeller". This product along with "BillPay" allows our customers to access their accounts and pay bills on-line 24 hours a day from home. Other new products and services include our new web site at www.fnbchestercounty.com and "FNB Portfolio Link" which allows our FMS customers free on-line access to their account information. First National continues to meet the financial needs of our customers.

         Mr. Swope stated, "We experienced strong growth this quarter in both the Commercial and Financial Management Services Departments. We continue our strategy of growing throughout the County and providing excellent banking and financial services as Your Hometown Bank(R)."

            First Chester County Corporation has 4,523,918 shares outstanding and is traded in the over-the-counter market under the symbol of "FWCC." For more information, please contact our Shareholder Relations department at (610) 344-2686.

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                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                          TWO-YEAR STATISTICAL SUMMARY

(Dollars in thousands, except per share data)

                                                             March 31,
                                                --------------------------------
STATEMENT OF CONDITION                               2000             1999
-------------------                                  ----             ----

     Total Assets                                 $ 520,011        $ 476,845
     Gross Loans                                    366,383          354,338
     Investment Securities                          109,221          108,638
     Deposits                                       449,600          448,433
     Stockholders' Equity                            38,713           38,182


                                                For Three Months Ended March 31,
                                                --------------------------------
STATEMENT OF INCOME                                   2000             1999
-------------------                                   ----             ----
     Interest Income                              $   9,554        $   8,357
     Interest Expense                                 3,928            3,527
                                                     ------           ------
          Net Interest Income                         5,626            4,830

     Provision For Loan Losses                          290              138
                                                     ------           ------
          Net Interest Income After
               Provision For Loan Losses              5,336            4,692

     Non-Interest Income                              1,338            1,189
     Non-Interest Expense                             4,677            4,319
                                                     ------           ------
          Income Before Taxes                         1,997            1,562

     Income Taxes                                       566              476
                                                     ------           ------
          Net Income                                $ 1,431          $ 1,086
                                                     ======           ======
PER SHARE DATA(1)
--------------

     Net Income Per Share (Basic)                    $ 0.32           $ 0.24
     Net Income Per Share (Diluted)                  $ 0.31           $ 0.23
     Cash Dividends Declared                         $0.125           $0.120
     Book Value                                      $ 8.56           $ 8.58
     Basic Weighted Average Shares
          Outstanding                             4,537,464        4,598,887
     Diluted Weighted Average Shares
          Outstanding                             4,557,461        4,673,886